EXHIBIT 5

                      AMENDMENT NO. 2 TO RIGHTS AGREEMENT
                      -----------------------------------


         Amendment No. 2, dated as of September 30, 1996, to the Rights Agreement, dated as of December 16, 1988, between Burlington Resources Inc., a Delaware corporation (the "Company"), and The First National Bank of Boston (the "Rights Agent"), as amended by Amendment No. 1, dated as of February 23, 1989 (as amended, the "Rights Agreement").

         The Company and the Rights Agent desire to amend the Rights Agreement pursuant to Section 27 thereof.

         Accordingly, the parties hereto agree as follows:

     1. Definitions. Each capitalized term defined in the Rights Agreement shall have the same meaning in this Amendment No. 2 as in the Rights Agreement, unless otherwise provided herein.

     2. Amendment. Section 1(a) of the Rights Agreement is hereby amended by deleting such definition in its entirety and adding the following in lieu thereof:

     ""Acquiring Person" shall mean any Person (as such term is hereinafter defined), who or which, together with all Affiliates (as such term is hereinafter defined) and Associates (as such term is hereinafter defined) of such Person, without the prior approval of the Company, shall be the Beneficial Owner (as such term is hereinafter defined) of securities representing 15% or more of the Voting Power (as such term is hereinafter defined) or who was such a Beneficial Owner at any time after the date hereof, whether or not such Person continues to be the Beneficial Owner of securities representing 15% or more of the Voting Power, but shall not include (i) the Company, (ii) any subsidiary of the Company (as such term is hereinafter defined), (iii) any employee benefit plan of the Company or any of its subsidiaries or (iv) any entity holding securities of the Company organized, appointed or established by the Company or any of its subsidiaries for or pursuant to the terms of any such plan. Notwithstanding the foregoing, no Person shall be deemed to be an "Acquiring Person" either (i) as a result of the subsequently reported acquisition of securities with Voting Power by the Company which, by reducing the number of securities with Voting Power outstanding, increases the proportional number of securities with Voting Power beneficially owned by such Person together with all Affiliates and Associates of such Person; provided that if (a) a Person would become an Acquiring Person (but for the operation of this subclause (i)) as a result of the acquisition of securities with Voting Power by the Company, and
(b) after such securities acquisition by the Company, such Person, or an Affiliate or Associate of such Person, at a time when such Person is the Beneficial Owner of securities representing 15% or more of the Voting Power, becomes the Beneficial Owner of any additional securities with Voting Power (other than a pro-rata distribution), then such Person shall be deemed an Acquiring Person, or (ii)if the Board of Directors of the Company determines that a Person who would otherwise be an "Acquiring Person," as defined pursuant




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to the  foregoing  provisions  of this  paragraph  has in good faith become such inadvertently and such Person either (a) divests as promptly as practicable a sufficient number of securities with Voting Power so that such Person would no longer be an "Acquiring Person" as defined pursuant to the foregoing provisions of this paragraph or (b) acquired the securities without any intention of changing or influencing control of the Company, and reports its Beneficial Ownership of securities with Voting Power on Schedule 13(g) under Rule 13d-1 or 13d-2 of the Exchange Act and such Person, or an Affiliate or an Associate of such Person, does not, after such Board determination and at a time when such Person is the Beneficial Owner of securities representing 15% or more of the Voting Power, become the Beneficial Owner of any additional securities with Voting Power, then such Person shall not be deemed to be an "Acquiring Person" for any purpose of this Agreement."

     3. Rights Agreement. Except as amended hereby, the Rights Agreement shall remain in full force and effect.

     4. Governing Law. This Amendment No. 2 shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed and construed in accordance with the laws of such state applicable to contracts to be made and to be performed entirely within such state.

     5. Counterparts. This Amendment No. 2 may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     6. Descriptive Headings. Descriptive Headings of this Amendment No. 2 are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

ATTEST:                                     THE FIRST NATIONAL BANK OF BOSTON

                                            By:  /s/ COLLEEN H. SHEA
--------------------------                       --------------------------
                                                 Colleen H. Shea
                                                 Administration Manager


ATTEST:                                     BURLINGTON RESOURCES INC.

                                            By:  /s/ GERALD J. SCHISSLER
---------------------------                      --------------------------
                                                 Gerald J. Schissler
                                                 Executive Vice President,
                                                  Law and Corporate Affairs




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